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                                                                    EXHIBIT 11.1

                          UROQUEST MEDICAL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE

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
                               PERIOD FROM
                                INCEPTION
                             (APRIL 8, 1992)          YEARS ENDED DECEMBER 31,           THREE MONTHS
                               TO DEC. 31,     --------------------------------------       ENDED
                                  1992            1993         1994          1995       MARCH 31, 1996
                             ---------------   ----------   -----------   -----------   --------------
Net loss...................    $   (11,234)    $ (315,423)  $(1,205,194)  $(1,513,747)    $ (446,793)
                                ==========     ==========   ===========   ===========     ==========
Weighted average common
  shares outstanding during
  the period...............      1,428,572      1,498,630     3,098,033     3,194,243      3,258,060
Weighted average preferred
  shares, as converted to
  common stock, outstanding
  during the period........             --          3,966       284,941       962,725      1,253,583
Stock options treated in
  accordance with Staff
  Accounting Bulletin No.
  83.......................         33,543         33,543        33,543        33,543         33,543
                                ----------     ----------   -----------   -----------     ----------
Shares used in
  computation..............      1,462,115      1,536,139     3,416,517     4,190,511      4,545,186
                                ==========     ==========   ===========   ===========     ==========
Net loss per share.........    $      (.01)    $     (.21)  $      (.35)  $      (.36)    $     (.10)
                                ==========     ==========   ===========   ===========     ==========
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